June 19, 2012

Fresh Traffic Group, Inc.
4960 S. Gilbert Road,
Suite 1-111,
Chandler, AZ 85249

Dear Sirs:

RE: Licensing Agreement – Tellus Engineering Ltd. (Licensee) and OOO"SGPStroy" (Licensor)

This letter will confirm that on May 31, 2012, the Licensor and Licensee entered into Licensing Agreements for North America and the Balkans in the forms appended hereto (the "License Agreements").

Pursuant to ARTICLE VIII- NOTICES, ASSIGNEES, Item 2, the Licensee must obtain the prior written consent of the Licensor in order to assign the benefits and rights and the License Agreement.

On June 19, 2012, the Licensee entered into a License Assignment Agreement whereby Licensee assigned all rights and interests in the License Agreements between Licensee and Licensor to Fresh Traffic Group, Inc., subject to the approval from the Licensor to the License Assignment.

By this letter, we hereby confirm that we grant our approval to Licensee to assign the License Agreements and all of the rights and interests and benefits of the License Agreement to Fresh Traffic Group Inc.

Confirmed and Ratified by the Signature below:

OOO"SGPStroy", Licensor

By: ______________________________

Novoselov Vasiliy Viktorovich
Title: Managing Director